Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Current Report on Form 8-K/A of our reports dated August 29, 2013 of our audits of the consolidated balance sheets of WMS Industries Inc. as of June 30, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended June 30, 2013.

/s/ Ernst & Young LLP
Chicago, Illinois
December 16, 2013